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                                                                   Exhibit T3C.2

                          FIRST AMENDMENT TO INDENTURE

         This First Amendment to Indenture (the "Amendment") is made and entered into this 18/th/ day of June, 2002 (the "Effective Date") by and between MicroStrategy Incorporated (the "Issuer") and American Stock Transfer & Trust Company (the "Trustee").

         WHEREAS, the Issuer and the Trustee are parties to that certain Indenture dated as of January 11, 2001 (the "Indenture"); and

         WHEREAS, the Issuer desires to amend the Indenture pursuant to that certain order issued by the United States District Court for the Eastern District of Virginia (Alexandria Division), dated March 12, 2001, in the case entitled In re Microstrategy Inc. Securities Litigation, Civ. A.
No. 00-473-A.

         NOW, THEREFORE, in consideration of the mutual considerations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto hereby agree as follows:

   1. As of the Effective Date, Section 5.03 of the Indenture shall be amended by inserting the following language at the end of the section:

         "With respect to the Holders of the Notes, to the extent not inconsistent with the rules and regulations of the SEC in effect from time to time, the Company may satisfy its obligations under this
         Section 5.03 by, at the Company's option, (i) furnishing copies of the documents referred to in this section to the Holders or (ii) posting such documents or otherwise making them available, for a period of at least one (1) year after they have been filed with the SEC, on the Company's website (or a substantially equivalent successor medium if the Company no longer maintains a website), which posting may include, without limitation, the use of a hyperlink to a third party service that posts such documents."

   2. This Amendment amends the Indenture to the extent provided herein only and all other provisions thereof shall remain in full force and effect.

   3. This Amendment may be executed in two or more counterparts or by facsimile transmission, all of which taken together shall constitute one instrument.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first written above.

                           MICROSTRATEGY INCORPORATED,
                           as Issuer

                           By:      /s/ Eric F. Brown
                                    ------------------------------------
                                    Name: Eric F. Brown
                                    Title: President and Chief Financial Officer


                           AMERICAN STOCK TRANSFER & TRUST
                           COMPANY, as Trustee

                           By:      /s/ Herbert J. Lemmer
                                    ------------------------------------
                                    Name:  Herbert J. Lemmer
                                    Title: Vice President